Exhibit 99.1

ENERGY TRANSFER EQUITY REVISES AGREEMENT TO ACQUIRE SOUTHERN
UNION FOR $8.9 BILLION, INCLUDING $5.1 BILLION IN CASH AND ETE
COMMON UNITS
•	Highly compelling offer that provides $40.00 per share in cash or significant potential upside in owning ETE common units

•	Shareholders holding 14% of SUG common stock have agreed to support transaction and accept ETE common units

•	$3.3 billion in committed financing secured from Credit Suisse

•	Messrs. Lindemann and Herschmann voluntarily terminate consulting and non-compete agreements
DALLAS and HOUSTON — July 5, 2011 — Energy Transfer Equity, L.P. (NYSE:ETE) and Southern Union Company (NYSE:SUG) today announced that they have entered into an amended and restated merger agreement under which ETE will acquire SUG for $8.9 billion, including $5.1 billion in cash and ETE common units.
Under the terms of the revised agreement, which has been unanimously approved by the boards of directors of both companies, SUG shareholders can elect to exchange their common shares for $40.00 of cash or 0.903 ETE common units. The maximum cash component is 60% of the aggregate consideration and the common unit component can fluctuate between 40% and 50%. Elections in excess of either the cash or common unit limits will be subject to proration.
The revised purchase price represents a significant increase in value being paid to SUG shareholders and more than a 42% premium to the closing price of SUG common stock on June 15, 2011, the last trading day prior to the announcement of the original merger agreement.
The revised agreement provides, at the SUG shareholders’ option, certainty of value through substantial cash consideration per SUG share and significant potential upside from ETE common units at a compelling fixed exchange ratio and on a tax-deferred basis. The merger is not subject to any financing contingency as ETE has secured approximately $3.3 billion in committed financing from Credit Suisse to fund the cash consideration to SUG shareholders.
“We have listened to SUG shareholders and are providing a superior yet simpler transaction, including a significant cash component and the opportunity to benefit from ETE’s upside through the ownership of ETE common units,” said Kelcy Warren, ETE’s Chairman of the Board of Directors and largest unitholder. “The revised ETE / Southern Union agreement delivers superior value, highly compelling equity participation and certainty to close for SUG shareholders. The Southern Union board and I strongly believe that ETE is the right partner for Southern Union and that the combination of our companies is in the best interests of our investors, customers and employees.”

ETE has received signed support agreements from shareholders representing 14% of SUG’s total shares outstanding, who will pre-elect to receive ETE common units as their consideration, subject to the same proration as all other shareholders.
George L. Lindemann, Chairman and CEO of SUG, said, “We are pleased to be able to deliver superior value to our shareholders, with greater certainty to close, through this transaction with ETE. This deal creates strategic benefits that could not be achieved through any other industry combination. Our businesses are highly complementary and the combination will provide a broader range of services and market access that our existing and future customers demand.”
Eric D. Herschmann, Vice Chairman, President and COO of SUG, added, “Our combination with ETE is the best path forward for this company and our shareholders, who will be able to elect, subject to the proration provision, to exchange their SUG shares for a guaranteed cash payment at closing or opt to participate in the potential upside of the combined companies through long-term equity ownership in ETE.”
Prior to receipt of ETE’s revised offer, Messrs. Lindemann and Herschmann informed ETE management and a Special Committee of SUG directors that, given their significant combined shareholdings of SUG, they had voluntarily determined to terminate their consulting and non-compete agreements with ETE included in the original merger agreement entered into on June 15, 2011. ETE has accepted the voluntary termination of those agreements.
In a sign of its commitment and confidence that it can complete this transaction in or before the first quarter of 2012, ETE has agreed to divest businesses, to the extent required by regulators, to ensure federal anti-trust approvals for the proposed ETE / SUG transaction will not delay or prohibit the closing. ETE has already begun the approval process with its HSR and Missouri regulatory filings.
In connection with the revised merger agreement, ETE also announced a binding agreement for the drop down of Southern Union Company’s 50% interest in Citrus Corp., which owns 100% of the Florida Gas Transmission pipeline system, to Energy Transfer Partners, L.P. (NYSE: ETP), a publicly traded partnership, for $1.9 billion in cash. The drop down of this interest in Citrus Corp. is subject to the closing of ETE’s acquisition of SUG and is not subject to any financing condition on the part of ETP or ETP unitholder approval.
“The drop down of Citrus to ETP allows ETE to deleverage its balance sheet upon closing and provides ETP with an interest in one of the best pipeline systems in the United States,” said Mr. Warren.
Credit Suisse Securities (USA) LLC acted as exclusive financial advisor to ETE, with Latham & Watkins LLP, Bingham McCutchen LLP and Potter Anderson having acted as legal counsel. Evercore Partners and Goldman Sachs Group Inc are serving as financial advisors to the Special Committee of the board of directors of SUG. Sullivan & Cromwell LLP and Morris Nichols Arhst and Tunnell LLP are serving as legal advisors to the Special Committee. Locke Lord Bissell & Liddell LLP and Roberts & Holland LLP are serving as legal counsel to SUG.
Conference Call
ETE will host a conference call today at 8:00 a.m. central time (9:00 a.m. eastern time) to discuss the transaction details. The dial-in number for the call is 1-800-299-7928 in the United States, or 1-617-614-3926 outside the United States. The participant pass code is 24145462. Additionally, the conference call will be broadcast live via an Internet web cast at www.energytransfer.com. The call will be available for replay on this web site or by dialing 1-888-286-8010 in the

United States, or 1-617-801-6888 outside the United States. The participant pass code for the replay is 54319475. The replay will be available for a limited time.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of ETP and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of RGNC and approximately 26.3 million RGNC limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70 percent interest in Lone Star NGL LLC (“Lone Star”), a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Regency Energy Partners LP (NASDAQ:RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. RGNC also owns the remaining 30 percent interest in Lone Star. RGNC’s general partner is owned by ETE. For more information, visit the Regency Energy Partners LP web site at www.regencyenergy.com.
Southern Union Company (NYSE:SUG), headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts. For further information, visit www.sug.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transactions described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE, ETP, RGNC or SUG. Among those is the risk that conditions to closing the transactions are not met or that the anticipated benefits from the proposed transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by ETE, ETP, RGNC and SUG. Neither ETE, ETP, RGNC nor SUG undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.
Additional Information
In connection with the transaction, ETE and SUG will file a joint proxy statement / prospectus and other documents with the SEC. Investors and security holders are urged to carefully read the definitive joint proxy statement / prospectus when it becomes available because it will contain important information regarding ETE, SUG and the transaction.
A definitive joint proxy statement / prospectus will be sent to stockholders of SUG seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement / prospectus (when available) and other documents filed by ETE and SUG with the SEC at the SEC’s web site, www.sec.gov. The definitive joint proxy statement / prospectus (when available) and such other documents relating to ETE may also be obtained free of charge by directing a request to Energy Transfer Equity, L.P., Attn: Investor Relations, 3738 Oak Lawn Avenue, Dallas, Texas 75219, or from ETE’s web site, www.energytransfer.com. The definitive joint proxy statement / prospectus (when available) and such other documents relating to SUG may also be obtained free of charge by directing a request to Southern Union Company, Attn: Investor Relations, 5444 Westheimer Road, Houston, Texas 77056, or from SUG’s web site, www.sug.com.
ETE, SUG and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the joint proxy statement / prospectus when it becomes available.
The information contained in this press release is available on the ETE web site at www.energytransfer.com.
Energy Transfer Equity
Investors:
Energy Transfer Equity
Brent Ratliff
(214) 981-0700
MacKenzie Partners
Dan Burch / Lawrence Dennedy
(212) 929-5748 / (212) 929-5239
Media:
Brunswick Group
Steve Lipin / Mark Palmer
(212) 333-3810 / (214) 459-8181
Granado Communications Group
Vicki Granado
(214) 599-8785
Southern Union Company
Investors:
Richard N. Marshall
(713) 989-2000
Media:
John P. Barnett
(713) 989-7556